Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

405.254.5839

GMX RESOURCES INC. Provides an Operational Update

Oklahoma City, Oklahoma, Monday, April 16, 2012. GMX RESOURCES INC., NYSE: ‘GMXR’; provides an operational update, production for Q1, guidance for Q2 and year end 2012 and the Company’s election on the semi-annual interest due on its 2017 Senior Secured Notes.

Williston Basin Update

The Company’s fourth operated well, the Lange 11-30-1H, in which the Company has an approximate 89% working interest, located in Sections 30&31, Township 147N, Range 99W in McKenzie County, North Dakota, was drilled to a measured depth of 20,519’ with a lateral length of 9,348’. The well was completed as a 32-stage frac Middle Bakken producer achieving a peak rate of 2,549 BOE/Day @1,500 psi flowing casing pressure.

The Company’s fifth operated well, the Akovenko 24-34-1H, in which the Company has an approximate 74% working interest, located in Sections 3&10, Township 145N, Range 95W in McKenzie County, North Dakota, has been successfully drilled with a measured depth of 19,927’ with a lateral length of 8,305’. The well is expected to be fracture stimulated with a thirty-one stage sliding sleeve completion in May 2012.

The Company’s sixth operated well, the Johnston 31-4-1H, was spud on April 5, 2012. GMXR currently projects a 52% working interest in the well. The Johnston 31-4-1H is located in Sections 4&9, Township 146N, Range 99W in McKenzie County, North Dakota. This well will target the Middle Bakken and will be drilled to a measured depth of 21,300’ with a lateral length of 9,300’.

The Company’s workover rig arrived in North Dakota on March 23, 2012, and work has been done on the Evoniuk 21-2-1H and the Frank 31-4-1H. The Evoniuk 21-2-1H and the Frank 31-4-1H are both currently on pump and producing oil. The workover rig is next scheduled to work on the Wock 21-2-1H well.

The Company has secured the services of a new directional drilling company and with the use of their tools has seen an improvement in rates of penetration and a reduction in spud to TD times. The Company continues to evaluate operations and services within the Bakken for opportunities to improve performance while at the same time to reduce costs.

The Neil 24-19MBH well, 4% working interest, located in Sections 18&19, Township 148N, Range 98W in McKenzie County, North Dakota has been successfully drilled and completed by Burlington Resources and Initial Production tests reported 1,935 BOE/Day.

The Logan 24-8H well, in which the Company has an approximate 17% working interest, located in Sections 5&8 Township 148N Range 98W in McKenzie County, North Dakota was successfully drilled by Burlington Resources. The operator is currently on location and preparing the well for fracture stimulation.

The Pojorlie 21-2-1H well, in which the Company has an approximate 34% working interest in Section 2&11, Township 146, Range 98W in McKenzie County, North Dakota is being drilled by Continental Resources. The Operator has successfully pulled the core from the Middle Bakken through the Three Forks and is currently drilling the lateral. The well is planned as a Three Forks target with a measured depth of 21,208’ and a lateral length of 9,638’.

Niobrara Update

GMXR’s position was acquired with specific ideas in mind of basin flexure, maturity and leveraging our execution with modern seismic investigation. We now have three data points near the basin axis in our North Mustang Doty Hill area, the Samson Defender and the two recent completions by Devon. Using these results with the seismic overprint will help guide future development. We continue to believe that success in this play will require placing well laterals to intersect open fractures in targeting the sub-members of the Niobrara Chalk. The two Devon wells will be used to calibrate models on locations that will be drilled in areas with more intensive tectonic signatures as well as vetting future completion design issues.

We are also noting emerging efforts of targeting the Codell-Turner interval within the Niobrara system. That interval is more of a conventional target that while it certainly can be impacted by natural fractures, it is a tight clastic reservoir being characterized as less erratic than the chalky members.

Finally, we expect to receive our first volume of 3D seismic from our Chugwater area of 30,817 net acres in a couple of weeks.

Operations Recap

The following table summarizes our Bakken and Niobrara development as of April 16, 2012

Well Name	Completion Date	Operator	GMXR WI %	County	Target	Initial Production BOE/D	Commentary
Wock 21-2-1H	Q3 11	GMXR	100	Stark	Three Forks	450	Pump change scheduled for April
Frank 31-4-1H	Q4 11	GMXR	52	Stark	Three Forks	240	Workover completed
Marsh 21-16TFH	Q4 11	Whiting	2	Stark	Three Forks	2,694	Producing not on pump
Taboo 1-25-36H	Q4 11	Slawson	25	McKenzie	Middle Bakken	1,436	Producing on Pump
Evoniuk 21-2-1H	Q1 12	GMXR	76	Billings	Middle Bakken	637	Producing on Pump
Lange 11-30-1H	Q2 12	GMXR	89	McKenzie	Middle Bakken	2,549	Producing not on pump
Neil 24-19MBH	Q1 12	Burlington	4	McKenzie	Middle Bakken	1,935	Producing not on pump
Logan 24-8H	Q2 12	Burlington	17	McKenzie	Middle Bakken	102	Preparing for fracture stimulation
Pojorlie 21-2-1H	Q2 12	Continental	34	McKenzie	Three Forks	Drilling	The well was cored from Middle Bakken thru the Three Forks. Currently drilling lateral
Akovenko 24-34-1H	Q2 12	GMXR	74	McKenzie	Middle Bakken	WOC	Planned 31 stage sliding sleeve completion; estimated frac stimulation May 2012
Johnston 31-4-1H	Q2 12	GMXR	38	McKenzie	Middle Bakken	Drilling	Well was spud April 5, 2012
GCR 1-25H	Q2 12	Continental	9	Billings	Three Forks	April spud	Sections 24 & 25 Township 141 Range 101
Newton Ranches	Q4 11	Devon	29	Goshen	Niobrara	10	30 day rate 10 BBLs/day

Management Comment

Michael Rohleder, President, said: “We are progressing with our development in McKenzie and Billings counties and the Lange result is consistent with our expectations for this area. GMXR and other larger operators have drilled enough wells that our entire acreage footprint has been substantially de-risked. Access to services and the cost of those services has begun to ease, which we expect will allow us to improve our well economics. We are going to be able to start selling gas and liquids in North Dakota in the very near future, which will represent an additional revenue stream. As we bring new wells on-line, we will add tranches to the existing oil hedge positions. Fortunately we were able to hedge a significant portion of our natural gas production in 2012 and 2013 at prices substantially higher than today’s market. Oil production is expected to grow 168% sequentially this quarter. We will continue to focus on the execution of our transition plan, which we expect will result in oil and NGLs accounting for approximately 76% of our 2012 physical revenue projection.”

Bakken Gas Gathering

The Company reports today that it has signed a contract with a subsidiary of ONEOK Partners, L.P., a leader in the gathering, processing, storage and transportation of natural gas in the U.S., for many of our McKenzie and Billings County, North Dakota wells. The natural gas being produced by our McKenzie and Billings County producing wells is currently being flared. The execution of a contract with ONEOK will enable the Company to capture the value of the NGLs and high MMBTU content natural gas. ONEOK’s analysis projects approximately 1,500 BTU gas and approximately 11 GPM of NGLs. Right-of-way acquisitions have been completed and released for construction on the gathering lines to the Evoniuk 21-2-1H well located in Billings County, North Dakota. ONEOK is currently acquiring rights of way for gathering lines to the Lange 11-30-1H and Akovenko 24-34-1H wells in McKenzie County, North Dakota, as well as additional locations in both McKenzie and Billings County, North Dakota.

Updated Production and Guidance

Production for the first quarter 2012 is 596,000 BOE, which includes 31,000 BBLs of oil and 146,000 BBLs of NGLs. The NGL production represents a 35% increase over previous guidance due primarily to a change in the dispatch of our natural gas to plants with higher NGL recoveries and plant efficiencies. Oil production for the first quarter 2012 represents a 43% increase over first quarter 2011, and NGL production in the first quarter 2012 represents a 10% increase over the first quarter of 2011.

Production guidance for the second quarter 2012 is estimated to be 606,000 BOE, which includes 83,000 BBLs of oil and 148,000 of NGLs. Full year 2012 guidance is estimated to be 2,373,000 BOE, which includes 354,000 BBLs of oil and 562,000 BBLs of NGLs. Oil and NGLs are estimated to be 39% of total 2012 production and 76% of total 2012 revenues, excluding income from hedges, as oil and NGL production ramps up in the Williston Basin and NGL recoveries increase from the East Texas natural gas production.

Bakken and East Texas Oil Realized Price

Bakken crude oil is produced and stored in tank batteries on location until the buyer has picked up the oil by truck. The sales price realized is a function of the daily NYMEX contract price less an agreed upon basis differential which varies each month. The Company’s basis differential has varied from month to month, ranging from a low of $5.50 in August of 2011 to as high as $25.00 in March of 2012. GMXR’s estimated basis differential in April is expected to be $12.00 and is estimated at $10.00 for the remainder of 2012 year. The historical basis differential on the company’s East Texas crude oil has been both a premium and discount to the daily NYMEX contract but in 2011 was less than a $2.00 discount to NYMEX.

Recap of Oil and Natural Gas Hedge Portfolio

We have executed fixed price natural gas swaps against the NYMEX for approximately 65% of our post-processing dry natural gas for April 2012 thru December 2013 period. For the last nine months of 2012, we swapped 4.03 BCF at $2.60 and for all of 2013 we swapped 4.24 BCF at $3.50. In connection with these swaps, we also entered into a

Basis Swap in which we locked in a natural gas price differential between the NYMEX and the Houston Ship Channel at $0.08. The combination of these trades effectively locks in a sales price to GMXR of $ 2.52 for 4.03 BCF during the last nine months of 2012, and $ 3.42 for 4.24 BCF during 2013.

We have executed fixed price crude oil swaps against the NYMEX for April 2012 thru December 2013. For the last nine months of 2012, we swapped 38,565 barrels at $106.40 and for all of 2013 we swapped 42,581 barrels at $106.40. For 2014, we executed a costless three-way collar for 35,528 barrels with a ceiling of $114.10, a floor of $100 and a sold put of $80. In addition to the fixed price crude oil swaps and costless three-way collar, we bought $100- $90 Put Spreads for 19,421 barrels for the last six months of 2012, $100 Puts for 26,654 barrels in 2013, and $95—$75 Put Spreads for 19,893 barrels in 2014.

Our high level goal is to use swaps and costless collars to protect our flowing PDP production, and use Puts and Put Spreads to establish floors for our PUD production. Since the forward prices for oil are less than the current prices for oil, our structure allows us to preserve the optionality benefits of oil price increases. As we bring on new wells, we plan to increase our hedges to establish floors and protect revenues.

2017 Senior Secured Notes

The Company’s 2017 Senior Secured Notes have a semi-annual interest payment due the first day of June and December. The Company has an option to pay the interest in cash (11.0% per annum) or a PIK Election (9.0% per annum in cash and 4.0% per annum payable in the form of Additional Notes. The Company has selected the PIK Election for the interest payment due June 1, 2012. The record date for this interest payment is May 15, 2012. The PIK Election will increase the outstanding principal balance of the 2017 Senior Secured Notes by $5.1 million.

GMXR is a resource play rich E&P company. Oil shale resources are located in the Williston Basin, North Dakota & Montana targeting the Bakken Petroleum System and in the DJ Basin, Wyoming targeting the Niobrara Petroleum System; both plays are estimated 90% oil. Our natural gas resources are located in the East Texas Basin, in the Haynesville/Bossier gas shale and the Cotton Valley Sand Formation, where the majority of our acreage is contiguous, with infrastructure in place and substantially all held by production. We believe these oil and natural gas resource plays provide a substantial inventory of operated, high probability, repeatable, organic growth opportunities. The Company’s multiple basin strategy provides flexibility to allocate capital to achieve the highest risk adjusted rate of return, with both oil and natural gas resources throughout our portfolio. Please visit www.gmxresources.com for more information on the Company.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the Company’s properties. Such statements are subject to a number of risks, including but not limited to risks relating to the Company’s ability to obtain financing for its planned activities,, commodity price risks, drilling and production risks, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the Company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.